Martin Wong
(b. 1946 - d. 1999)



We believe this acquisition occurred at the right time - the artist's #1 and #4 auction price records were achieved after we acquired this piece.

INVESTMENT THESIS

Initial Offering Price
$699,000

Offering Circular
sec.gov

Similar Sales | Record Price



$1.0m
$0.8m
$0.6m
$0.4m
$0.2m
$0.0m
06
09
12
15
18
21
24

Price Appreciation of Similar Works
42.4%

Sharpe Ratio (2000-2022)	watch video
Martin Wong	Not enough data
S&P 500	0.35

0% Progress

MEMBERS ONLY

Martin Wong
(b. 1946 - d. 1999)

Why we like this offering

1. The Artwork is a prime example of Martin Wong's constellation paintings that feature urban life in the Lower East Side in the 1980s against an astrological map.
2. The Artwork is very fresh to market after remaining in the same collection since it was originally purchased from the Artist.
3. We believe this acquisition occurred at the right time - the artist's #1 and #4 auction price records were achieved after we acquired this piece.
4. At $2.5 million of auction turnover so far this year, excluding Buyer's Premium, 2024 is already the third highest on record for the artist.
5. On May 14, 2024, *Portrait of Mikey Piñero at Ridge Street and Stanton* (1985) set a new top auction price record when it sold for $1,623,000 at Christie's 21st Century Evening Sale in New York.
6. Artworks similar in scale, style, and period are led by *Persuit (El Que Gane Pierde - He Who Wins Looses)* (1984), which sold for $1,100,000 at Hindman Auctions Chicago in September 2021, followed by *Liberty Mourning the Death of Her Sister - Beijing* (1989), which sold for $952,500 at Christie's New York in May 2024, and *Untitled (Sunset Park)* (1985), which sold for $756,000 at Sotheby's in May 2022.
7. The Artwork is a portrait of Lee Quiñones, a prominent Puerto Rican graffiti artist based in the Lower East Side with Martin Wong. Wong befriended many graffiti artists in New York at the time and had an extensive personal collection of works by them, including works by Quiñones

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2023 Total Auction Sales	2023 Auction Lots Sold	All Time Record Price
$879,457	7	$1,033,583

Turnover by Year


2.7M
2M
1.3M
672.8K
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned


Sold
Unsold
10
7.5
5
2.5
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$699,000**
Offering Circular	sec.gov/edgar

Painting





About Martin Wong

Martin Wong (b. 1946, Oregon - d. 1999, California) was a queer Chinese American artist best known for his intricate paintings of urban environments featuring Chinatown stereotypes, linguistic elements, and homoerotic themes. In 1978, Wong moved to New York, where he joined the Lower East Side arts scene and befriended many artists, including Kiki Smith and David Wojnarowicz.

INVEST NOW

MARTIN WONG



$699,000
INITIAL OFFERING

42.2%
ANNUAL APPRECIATION OF SIMILAR WORKS [1,2]

29.7%
RECORD PRICE GROWTH[3]

Oil on canvas | 36 × 96 in.

Martin Wong was a queer Chinese American artist best known for his intricate paintings of urban environments featuring Chinatown stereotypes, linguistic elements, and homoerotic themes.

The Artwork is a prime example of Martin Wong's constellation paintings that feature urban life in the Lower East Side in the 1980s against an astrological map. Constellations that chart astronomical mythological figures are a recurring motif in Martin Wong's paintings. The Artwork is a portrait of Lee Quiñones, a prominent Puerto Rican graffiti artist based in the Lower East Side with Martin Wong. Wong befriended many graffiti artists in New York at the time and had an extensive personal collection of works by them, including works by Quiñones. Martin Wong painted a related work Crash and Lee, which illustrates Lee Quiñones driving their mutual friend, the graffiti artist John Matos, in the same car with the same constellation background. This could perhaps be a different angle of the same significant car ride as the Artwork. The artwork is a long, horizontal canvas painting, featuring the unfinished interior of a car from the perspective of the passenger's seat. The shirtless, muscular driver with short cropped black hair leans his head out of his window away from the viewer. He appears to look out at the stars in the sky, which are illustrated like a graphic map of constellations, with captions that name each of them. The composition is predominantly grayscale, except for the brown skin of the figure and a thin golden over brick red outline around the car windows and driver's seat. Artworks similar in scale, style, and period are led by Persuit (El Que Gane Pierde - He Who Wins Looses) (1984), which sold for $1,100,000 at Hindman Auctions Chicago on September 28, 2021, followed by Untitled (Sunset Park) (1985), which sold for $756,000 at Sotheby's New York on May 20, 2022, and Iglesia Pentecostal (1986), which sold for $647,085 (HKD 5,015,000) at Sotheby's Hong Kong on October 6, 2020.

The Estate of Martin Wong is represented by PPOW Gallery in New York, which has championed his artwork since the early 1990s. In 2015, a pivotal Bronx Museum retrospective, Martin Wong: Human Instamatic, reintroduced the artist to an art world finally ready to accept him. In 2022, the KW Institute for Contemporary Art in Berlin organized the first European retrospective on Martin Wong, Martin Wong: Malicious Mischief, which traveled to the Museo Centro de Arte Dos de Mayo in Madrid, the Camden Art Centre in London, and the Stedelijk Museum in Amsterdam. His paintings are now represented in prestigious public collections, including the Whitney Museum of American Art in New York, the Museum of Modern Art in New York, the Metropolitan Museum of Art in New York, the San Francisco Museum of Modern Art, the Art Institute of Chicago, the Berkeley Art Museum and Pacific Film Archive, and the Cleveland Museum of Art, among many others. Wong's recent institutional success has also been reflected in his commercial desirability. Wong's auction records are led by Portrait of Mikey Piñero at Ridge Street and Stanton (1985), which sold for $1,623,000 at Christie's New York on May 14, 2024, Quong Yuen Shing & Co. (1992), which sold for $1,260,375 at Bonhams New York on May 19, 2022, and Persuit (El Que Gane Pierde - He Who Wins Looses) (1984), which sold for $1,100,000 at Hindman Auctions Chicago on September 28, 2021.

WONG'S AUCTION RECORDS ARE LED BY PORTRAIT OF MIKEY PIÑERO AT RIDGE STREET AND STANTON (1985), WHICH SOLD FOR $1,623,000 AT CHRISTIE'S NEW YORK ON MAY 14, 2024, QUONG YUEN SHING & CO. (1992), WHICH SOLD FOR $1,260,375 AT BONHAMS NEW YORK ON MAY 19, 2022, AND PERSUIT (EL QUE GANE PIERDE - HE WHO WINS LOOSES) (1984), WHICH SOLD FOR $1,100,000 AT HINDMAN AUCTIONS CHICAGO ON SEPTEMBER 28, 2021.

AUCTION RESULTS FOR SIMILAR WORKS [1,2]


$1,100,000
$884,000
$952,500
$756,000
$647,085
$525,313
$579,600
$387,003
$118,750
$162,500
1/1/2018
1/1/2020
1/1/2022
1/1/2024
Implied Historical Growth

Martin Wong (b. 1946, Portland, Oregon, d. 1999, San Francisco, California) was a queer Chinese American artist best known for his intricate paintings of urban environments featuring Chinatown stereotypes, linguistic elements, and homoerotic themes. Raised by Chinese American parents, his father also of Mexican descent, Wong referred to himself as "Chino-Latino." He grew up in San Francisco and moved to Eureka, California, in 1964 to pursue his Bachelor of Fine Arts in ceramics at Humboldt State University. Just two years after graduating, his skilled work as a ceramicist won him a prestigious solo exhibition at the de Young Museum in San Francisco in 1970. However, he swiftly abandoned ceramics after the museum refused to let him use glitter. Re-focusing his practice on painting, he turned to art history books for guidance, drawing inspiration from Asian decorative objects and modern painting. He dubbed his fifteen-year period in Eureka his "Eureka Years," a play on words in reference to the liberating self-discovery he achieved. He worked as a street portraitist under the pseudonym "Human Instamatic" and traveled around the world painting posters and sets as a member of the psychedelic, queer theater troupe the Angels of Light. In 1978, Wong moved to New York City, where he joined the Lower East Side arts scene and befriended many artists, including Kiki Smith and David Wojnarowicz. He became an iconic figure in the downtown community, instantly recognizable by his Fu Manchu mustache and decorated cowboy hat as documented in his 1993 self-portrait. Wong's paintings in the 1980s can be characterized by their investigations into the perspective and texture of New York's urban landscape with particular interests in buildings' verticality, brickwork, and jail cells. His paintings are layered with reflections on his identity as an openly gay man during the AIDS crisis and a Chinese American living in a predominantly Puerto Rican neighborhood. Although he exhibited his paintings regularly at the prominent downtown galleries EXIT ART, Semaphore, and PPOW Gallery, Wong did not achieve widespread commercial success during his lifetime. Instead, he supported himself by working at the Metropolitan Museum of Art's gift shop. In 1982, the artist met and fell in love with the poet Miguel Piñero, and the two collaborated on a series of paintings, including Attorney Street (Handball Court With Autobiographical Poem by Piñero) (1982–84). He also grew close to many graffiti artists like Keith Haring and accumulated an impressive collection of 300 works, which he donated to the Museum of the City of New York in 1993. Wong returned to San Francisco in 1994 and passed away on August 12, 1999, of complications from AIDS.


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IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Martin Wong with the following criteria: Works on canvas created before to 1990, with a width measuring over 40 inches, and excluding the Sign Language series, closeup portraits, and works with spray paint The set excludes Portrait of Mikey Piñero at Ridge Street and Stanton (1985) due to differences in quality. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 42.2% CAGR implied from selected sales occurring from November 15, 2008, to May 14, 2024. .

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Martin Wong have a record price compound annual growth rate ("CAGR") of 29.7% from February 20, 2001 to December 31, 2023. This calculation is based on (i) a record price of $2,600 on February 20, 2001, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,000,000, the most recent record price as of December 31, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

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